Exhibit 99.2

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

HOKU SCIENTIFIC

Moderator: Scott Paul

October 19, 2005

4:00 p.m. CT

Operator: Good day and welcome everyone to Hoku Scientific second-quarter fiscal 2006 earnings results conference call. This call is being recorded.

There will be a presentation with a question and answer session to follow. To signal for a question, please press the star or asterisk key followed by the digit one. Again, that is star one.

At this time for opening remarks, I would like to turn the call over to Vice President of Business Development and General Counsel, Mr. Scott Paul. Please go ahead, sir.

Scott Paul: Thank you, Keith. Good afternoon; this is Scott Paul, Vice President of Business Development and General Counsel of Hoku Scientific.

During this call, you will hear forward-looking statements that involve many risks and uncertainties. These statements may relate to our expectations regarding the potential size and growth of the fuel cell and MEA markets in general, our future revenues, our expectations regarding the current and future market acceptance of our products, our future financial performance, our expectations with respect to our manufacturing capabilities, our future performance with respect to our contacts with the U.S. Navy and Nissan Motor Company, our business strategy and plans, the strength of our technology and our product development

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

schedule, anticipated features of our products and objectives of management for future operations. In some cases you can identify forward-looking statements by terms such as anticipate, believe, can, continue, could, estimate, expect, intend, may, plan, potential, predict, project, should, will, would, and similar expressions intended to identify forward-looking statements.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, timeframes or achievements to be materially different from any future results, performance, timeframes or achievements expressed or implied by the forward-looking statements.

Given these risks, uncertainties and other factors you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in our filings with the Securities & Exchange Commission. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements even if new information becomes available in the future.

This call is the property of Hoku Scientific, Incorporated, and any recording, reproduction or transmission of this conference call without express prior written consent of Hoku Scientific is strictly prohibited.

Now I would like to turn the call over to Dustin Shindo, Chairman of the Board of Directors, President, and Chief Executive Officer of Hoku Scientific.

Dustin Shindo: Thank you, Scott. Good afternoon and thank you for participating in Hoku Scientific’s fiscal year 2006 second-quarter earnings call.

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Sitting with me here today are Karl Taft, our Chief Technology Officer, Darryl Nakamoto, our Chief Financial Officer, and Scott Paul, our VP of Business Development and General Counsel.

Those of you who participated in our last earnings call may remember that we announced our second quarter of profitability. I am pleased to report that we have now achieved our third consecutive quarter of profitability during the quarter ended September 30, 2005. Although our future results may fluctuate as we grow and scale our business, we believe that (discontinued) ((inaudible)), the only pure play fuel cell company, to be profitable on a quarterly basis. Profitability was again achieved by recognizing revenue from our strategic partnership agreements while maintaining tight control on our spending. We owe our success to the commitment of partners and our employees.

Before turning the call over to Darryl Nakamoto, our CFO, for a more detailed review of our financial results, I would first like to provide some background information for our new callers and a general update on our business. For those of you who are joining us for the first time, Hoku Scientific is a material science company that is currently focused on the commercialization of membrane and membrane electrode assemblies, or MEAs, a chief component of proton exchange membrane fuel cells. We are very different from most publicly traded pure play fuel cell companies because we are a component supplier to the fuel cell industry and do not build complete systems. We distinguish ourselves from competing membrane and MEA companies by focusing on non-fluorinated membranes that we incorporate into our Hoku MEAs and by focusing on automotive and stationary applications rather than micro devices. We were founded in 2001 and all of our operations are located in Hawaii.

Now I would like to provide an update on our business. We recently announced that the U.S. Navy exercised its two options in our development and demonstration contract provided that we meet the three remaining milestones under the original contract, including, one, the successful incorporation of Hoku MEA into an Idatech fuel cell stack that produces a minimum of one

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

kilowatt of net electronical power; two, the delivery of design and specifications for an Idatech prototype fuel cell system incorporating this stack and three, the successful demonstration of the prototype system.

The first option requires Idatech to manufacture 11 fuel cell power plants incorporating Hoku MEA for which the U.S. Navy has agreed to pay us a total of $1.1 million in installments as each fuel cell power plant is completed. The second option is to have us operate and maintain 10 of the 11 fuel cell power plants manufactured under the first option for a period of 12 month at a U.S. Navy facility for which the U.S. Navy has agreed to pay us a total of $1.4 million in 12 monthly installments. A recently shipped MEA to Idatech for incorporation into the prototype fuel cell stack and are very excited about our continuing work with the U.S. Navy and Idatech.

This brings me to an update on our new 14,000-square-foot facility in Kapolei, Hawaii. As mentioned in our prior earnings call, we moved into our new facility over a month ago. However, we celebrated our official grand opening this past Monday, which was well attended by prominent government and business leaders in Hawaii. We also have brought online and completed the testing of most of our new manufacturing equipment, placing us closer to having our new production line fully operational. Our current customer demand continues to be satisfied with our existing equipment. We are also continuing our search to sublease all of our leased space in Honolulu, Hawaii, where we previously operated our business.

Now I would like to turn over the call to Darryl Nakamoto, our Chief Financial Officer, for a review of our financial results.

Darryl Nakamoto: Thank you, Dustin. Good afternoon, everyone. I’ll provide detail on our financial results for our quarter ended September 30, 2005.

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Beginning with our statement of operations, our revenue for this period was $1.3 million compared to no revenue for the same period in 2004. The increase was primarily due to the recognition of service and license revenue from our contracts with Nissan. Our second quarter revenue was exactly in line with the top line guidance we provided in the previous quarter’s earnings call. Under our accounting policies for revenue recognition we recognized service and license revenue from our contracts with Nissan and the U.S. Navy over the life of those contracts. As of September 30th, 2005, we had $2.7 million in deferred revenue from these contracts. I believe that it is important to mention that as a part of our agreements we are shipping products to customers and partners. However, due to the structure of our contracts, we are recognizing the sales as part of service and license revenue rather than as product revenue.

In the second quarter, cost of service and license revenue was $220,000 compared to no cost of revenue for the same period in 2004. The increase was primarily due to cost related to our contracts with Nissan which consisted primarily of manufacturing expenses, including employee compensation and supplies and materials. Research and development expenses were $398,00 for the three months ended September 30, 2005, compared to $431,000 for the same period in 2004. The decrease of $33,000 was primarily due to payroll and cost of supplies and materials that have been recorded and cost of uncompleted contracts or cost of service and license revenue. Although the trend may seem that we are reducing our funding of R&D, the reality is that the costs associated with our current contracts are part of our R&D efforts. We continue to be committed to improving and optimizing our Hoku Membrane and Hoku MEA products.

Our selling, general and administrative expenses were $466,000 for the three months ended September 30, 2005, compared to $463,000 for the same period in 2004. The increase of $3,000 was primarily due to increase in professional fees for accounting, consulting, and other services of $98,000 to $104,000 for the three months ended September 30, 2005, as compared to $6,000 for the same period in 2004. In addition, there was an increase in stock-based compensation and payroll expenses of $78,000 and $30,000 respectively primarily due to additions of our new

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

controller. These increases were offset by reduction in stock-based compensation of $210,000 related to officers’ common stock that was subject to our repurchase right. As of June 30, 2005, no shares held by these officers remained subject to our right to repurchase.

Our net income for the second quarter ended September 30, 2005, was $349,000, or two cents per diluted share, compared to a net loss of $799,000, or 15 cents per diluted share, for the quarter ended September 30, 2004. Our profitability is primarily attributable to the revenue from the contracts with Nissan and our continuing efforts (and controlling) costs.

Finally, turning to our balance sheet, as of September 30, 2005, we had $23.9 million in cash, cash equivalents, and short-term investments. Our current policy is only to provide guidance as to expected revenue for our next fiscal quarter. Based on the current outlook we expect to recognize approximately $1.7 million of revenue in the three months ending December 31, 2005.

This concludes our prepared remarks. Now we would like to open the meeting for questions. Keith, will you please proceed.

Operator: Thank you. Ladies and gentlemen, the question and answer session will be conducted electronically. If you’d like to ask a question, please do so by hitting star one on your touch-tone telephone. If you’re using a speakerphone, please make sure the mute function on your phone is turned off so the signal can be read by our equipment. Once again, star one for questions. We’ll pause a moment to assemble our roster.

And we’ll go first to Jesse Pichel, with Piper Jaffray. Please go ahead.

Jesse Pichel: Hi, Dustin. Would you please …

Dustin Shindo: Hi, Jesse.

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Jesse Pichel: Hi. Nice quarter. Would you please elaborate on your business development activities and specifically discuss the likelihood of new customer wins near-term?

Dustin Shindo: Sure thing. That’s an ((inaudible)) question. Right now we have eight companies that we have meaningful relationships with. And when in say meaningful I mean that these companies are testing our products and that we’re working very closely with them to integrate our Hoku MEA into their stack. In addition to these eight companies we have other relationships which are earlier stage with which we hope to develop further into meaningful relationships. Now, although we would like to announce the names of these customers and of course customer wins in the near term, many of our partners have asked that we keep our relationships confidential unless we’re required by law to share them. And since we have a similar confidentiality approach with our key suppliers, we are respecting their wishes to not publicly disclose them.

Jesse Pichel: That’s great. Hey, within those eight we know of one automotive customer. Might there be another?

Dustin Shindo: Right now of those eight companies there’s roughly an even distribution between automotive and stationary fuel cell manufacturers.

Jesse Pichel: Great. And a second question. Excuse me. It’s well understood that the contract with your largest customer will expire in January. Would you please discuss the likelihood of a contract renewal and what the timing of that may be?

Dustin Shindo: That’s also an excellent question. And I can say that to date all of our technical deadlines are being met with Nissan Motor Company. The way these contracts typically work is that the next phase of the agreement and work actually gets negotiated closer to the end of the agreement, and that’s of course because the final technical milestones must first be

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

accomplished. And I expect that this would happen somewhere closer to January of 2006. So you should expect that that would be the appropriate time where these negotiations would begin.

Jesse Pichel: OK, thank you very much.

Operator: We’ll go next to Rob Stone with S.G. Cowen. Please go ahead.

Rob Stone: I wonder if you could just put a little more color on your business outlook for this quarter in terms of the composition of the – of the $1.7 million that you’re targeting.

Darryl Nakamoto: In regards to the $1.7 million that we’re targeting, obviously it’s related to our current contracts, and it’s basically for the technical milestones that we expect to achieve within those contracts. I’m not sure if that answers your question, if you would like to go further on that.

Rob Stone: Well, I’m just trying to understand what proportion roughly is coming from disclosed customers versus the ones that you haven’t been able to name yet, you know, getting some sense of whether you’ve begun to see some diversification in the revenue stream.

Darryl Nakamoto: That revenue is primarily through Nissan and Navy.

Rob Stone: I thought the Navy revenue was not going to be recognized until the testing phase started.

Darryl Nakamoto: I’m sorry, that’s correct. It’s for milestones, but it’s primarily through Nissan. In general it’s just Nissan, and then we have – we expect to achieve certain milestones when it comes to Navy. So …

Rob Stone: I wonder if you could also give us some sense of where you expect operating expenses to trend. You mentioned, for instance, that the R&D may be a function of how much is comprised

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

within project costs where you’re doing customer funded research. But could you help us with, you know, some general sense on the level of SG&A, for instance, as you get closer to year end, public company costs and SOX compliance and things like that. Would you expect higher dollar amounts in SG&A? Any color there would be helpful.

Dustin Shindo: Sure, I can answer that for you, Rob. What we – our policy is officially just to give the top-line guidance. I think it’s very fair to expect that our public company cost as well as costs related to our new facility would increase in the upcoming quarter. But I think as usual and as people have come to expect from our company, the tight cost controls as well as good management overall should keep these costs in line. So don’t expect them to explode in any possible way.

Rob Stone: OK, thanks very much.

Dustin Shindo: Sure.

Operator: Ladies and gentlemen, we have one question remaining in the queue. However, we’d like to give everybody a final opportunity to signal by hitting star one; star one for questions.

We’ll go next to Kevin Monroe with Thomas Weisel Partners.

Kevin Monroe: Good afternoon.

Dustin Shindo: Hi, Kevin.

Kevin Monroe: Of the $2.7 million in deferred revenue you have on the balance sheet, could you give us an idea in terms of how the timing of that would be booked or recognized as revenue? I mean, I’d imagine it’s milestone-driven, but are there certain milestones in certain quarters that require a

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

larger amount of that revenue to be booked? You know, just kind of give us a sense of how we should look at that as it, you know, flows through the income statement going forward.

Darryl Nakamoto: Well, obviously we recognize – we only provide guidance on top line, but to add some color around that basically our revenue recognition is going to be – on multiple element contracts is you generally recognize the revenue over the life of the contracts.

Kevin Monroe: Right.

Darryl Nakamoto: So we expect to recognize this revenue over the next 15 months, if that helps. Really the deferred revenue that we’re seeing now, deferred revenue, is the cash received on either completed contractual milestones …

Kevin Monroe: Right.

Darryl Nakamoto: … and to a lesser extent on the delivered product. So I’m not sure if helps, but really it’s just over the next 15 months we should start recognizing most of that revenue.

Kevin Monroe: OK. So – just make sure I understand what you’re saying. Then over the next 15 months you’ll be recognizing the bulk of that $2.7 million.

Darryl Nakamoto: That’s correct.

Kevin Monroe: OK. Thank you.

Operator: We’ll go next to Kent Holden with Gagnon Securities.

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Kent Holden: Good afternoon. I’m sorry, I’m relatively new to the story, but I was wondering if I could get clarification on your discussion of the timing of the renewal of the Nissan agreement. Did you say you’d start negotiating this in January?

Dustin Shindo: Obviously those discussions are always ongoing in terms of what the expectations would be for future milestones and contract extensions. That said, official negotiations can really begin only after the final technology milestones are achieved. But discussions related to the next phase are always ongoing.

Kent Holden: So where are – what are those milestones and where are you as far as achieving them now?

Dustin Shindo: Well, we are current on all our technical milestones, although – albeit not the final ones, of course, because that’s not yet due. But what those milestones are remains confidential. You know, the one thing I could add to that, though, is it’s fair to say that in the fuel cell space milestones are usually focused around performance and durability.

Kent Holden: OK. And they are what portion of the revenue?

Darryl Nakamoto: I’m sorry; the portion of the revenue is primarily – of the current revenue?

Kent Holden: Yes, or of the $1.7 – or this quarter or —

Darryl Nakamoto: This quarter it’s the majority of it.

Kent Holden: OK. Thank you.

Operator: We’ll go next to Bennett Notman with Shockoe Capital. Please go ahead.

HOKU SCIENTIFIC

Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Bennett Notman: Yes, hi. I was just wondering if you could tell me if the further establishment of new relationships is dependent on the qualification of product out of your facility, and if so, you know, how long after you qualify product you might be able to start shipping into some of the new relationships.

Dustin Shindu: Hi, Bennett. Well, obviously quality of product is of high importance for the type of customers we’re dealing with, and that’s one big reason why we built this facility to begin with. We wanted to make sure that our quality is of the highest standard. In terms of the length of that qualification, we expect that it will vary significantly depending on the customer and the application that they’re looking at. So we can’t provide much more insight beyond that. In terms of when we could expect to see that happening, that’s not something we’re disclosing at this time.

Bennett Notman: OK, thank you.

Operator: As a reminder, star one for questions please. We’ll go next to Rob Stone with S.G. Cowan.

Rob Stone: Just a follow-up, Darryl, on sort of clarifying the deferred revenue versus expected values under various contracts. The $2.7 million number relates to deferred revenue, but you have contracts and contract extensions, for instance, with the Navy that represent a figure that’s greater than that. Correct?

Darryl Nakamoto: That’s correct.

Rob Stone: Thank you.

Operator: Star one for questions. We’ll go next to Jesse Pichel with Piper Jaffray.

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

Jesse Pichel: Just a quick follow-up related to the contract renewal. Based on the milestones – the final milestone, do you anticipate that you’ll make it? I mean, have you achieved those milestones in the lab and is it just a matter of presenting it officially to the – to the customer? If you could elaborate on that. Thank you.

Dustin Shindo: Hi, Jesse, this is Dustin here. Well, I think it’s difficult to provide insight into exactly what the technical milestones are and if we’ve achieved them all. I can tell you that where we stand today relative to the technical expectations, we’re right on the mark. We’ve very happy with where we are. But in terms of specific guidance to whether or not they will be hit for certain, we can’t comment on that.

Jesse Pichel: Fair enough. Thank you.

Dustin Shindo: OK.

Operator: We’ll go next to Steven Owen.

Steven Owen: Yes, you had mentioned your new facility. Could you tell me how much increased production capacity does that provide you and what reduction in per-unit cost would that have when you are at that full-production?

Dustin Shindo: Sure. Well, let me walk you through I guess the reason why we moved to this facility. The way we manufacture our product is it allows for scalability without multiple lines. And what I mean by that is if you think of other manufacturing processes, the way you increase your manufacturing capacity is you drop a second, third, or fourth line in. The way our manufacturing process works is we actually change out certain components of it that can significantly increase capacity on the same line. So within the same building it’s quite a sliding scale for very little additional capital to increase capacity. In terms of what we get today versus what we had before,

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Moderator: Scott Paul

10-19-05/4:00 p.m. CT

Confirmation # 8440941

it’s several magnitudes in terms of increased capacity, but we’re not disclosing exactly how much that is. But needless to say, we are very strategic in how we sized our facility and don’t anticipate that that will be an issue.

I think the last portion was the cost reductions related to this facility. Without giving the exact number, we believe that at capacity or I guess I should say once fully running that we can manufacture our product more – at a lower cost than any of our competitors today, significantly lower cost than any of our competitors today.

Does that answer your question?

Operator: And ladies and gentlemen, this does conclude today’s question and answer session. At this time, I would like to turn the conference back to the speakers for any additional or closing remarks.

Dustin Shindo: Thank you for participating in our second-quarter fiscal year 2006 earnings call. We still have a lot of work to do as we scale our business, but we are pleased with our progress to date and look forward to speaking with you again next quarter. Thank you.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. We appreciate your participation and you may disconnect your phone lines at this time.

END